Amerigroup Reports First Quarter 2011 Results

Revenues of $1.5 Billion Increased 12.3% Year-Over-Year

Net Income of $70.5 Million or $1.37 per Diluted Share

VIRGINIA BEACH, Va., April 29, 2011 /PRNewswire/ -- Amerigroup Corporation (NYSE: AGP) today announced that net income for the first quarter of 2011 was $70.5 million, or $1.37 per diluted share, versus net income of $42.2 million, or $0.82 per diluted share, for the first quarter of 2010. Total revenues for the first quarter of 2011 increased 12.3% to $1.54 billion compared with $1.37 billion in the first quarter of 2010. Sequentially, total revenues increased 2.5% from the fourth quarter of 2010.

Highlights include:

  Membership increased 36,000 members, or 1.9%, to approximately 2.0 million at the end of the first quarter compared to the fourth quarter of 2010.
  Health benefits expense was 81.8% of premium revenue for the first quarter of 2011.
  Selling, general and administrative expenses were 7.6% of total revenues for the first quarter of 2011.
  Cash flow provided by operations was $83.5 million for the three months ended March 31, 2011.
  Unregulated cash and investments were $269 million as of March 31, 2011 compared to $249 million as of December 31, 2010.
  Medical claims payable as of March 31, 2011 totaled $540 million compared to $511 million as of December 31, 2010.
  Days in claims payable was 39, consistent with the fourth quarter of 2010.
  The Company repurchased approximately 440,000 shares of its common stock during the first quarter, for $24.8 million, pursuant to its ongoing share repurchase program.
  On February 1, 2011, the Company began serving approximately 29,000 aged, blind and disabled (ABD) members in Fort Worth, Texas, on a full-risk basis.  Previously, the Company served approximately 14,000 ABD members in Dallas/Fort Worth on an administrative services only basis.
  On March 30, 2011, Standard and Poor's raised its counterparty credit and senior debt ratings on Amerigroup to BB+ from BB.
  On April 25, 2011, the Company announced that it will open a new West Regional Service Center in Houston, Texas, in the fourth quarter of 2011 to service customers in Texas, New Mexico and Nevada. The Company will begin to occupy the facility in the summer of 2011, and it will be staffed by more than 300 associates, with capacity to grow in the future. The new service center will provide call and claims support to the Amerigroup West Region, serving more than 650,000 members in those markets.

"Medical cost trends continued to be moderate in the first quarter, and, while this can be partially attributed to favorable market conditions, it is also due to adept execution of our strategies and interventions to drive better delivery system access, performance and accountability," said James G. Carlson, Chairman and CEO of Amerigroup. "This execution is critical as we prepare for the opportunities ahead of us and proves that real solutions for the healthcare challenges facing our nation do exist and are possible on a much bigger scale."

Premium Revenue

Premium revenue for the first quarter of 2011 increased 12.4% to $1.54 billion versus $1.37 billion in the first quarter of 2010. Sequentially, premium revenue increased $37.9 million, or 2.5%.

The sequential increase primarily reflects the expansion in Fort Worth, Texas, where the Company began serving approximately 29,000 aged, blind and disabled members on February 1st under a full-risk contract. In addition, revenues benefited from continued membership increases across many of the Company's markets, rate increases in several states, as well as lower accruals in the quarter for gain sharing arrangements with State customers. As previously reported, premium revenue for the fourth quarter of 2010 benefited from the retroactive portion of the Georgia rate increase in the amount of $15.0 million which yielded approximately $0.09 earnings per diluted share net of associated hospital and premium taxes.

Investment Income and Other Revenues

First quarter investment income and other revenues were $4.1 million versus $4.9 million in the first quarter of 2010, and compared to $4.3 million in the fourth quarter of 2010.

Health Benefits

Health benefits expense, as a percent of premium revenue, was 81.8% for the first quarter of 2011 versus 83.5% in the first quarter of 2010, and compared to 80.4% in the fourth quarter of 2010.

Favorable reserve development (net of associated accruals for experience rebate in Texas, applicable medical loss ratio floors, and other gain sharing arrangements with State customers) positively impacted the health benefits ratio in the first quarter by 140 basis points compared to 210 basis points in the fourth quarter of 2010.

Expected seasonality was the primary driver of the sequential increase in the health benefits ratio in the first quarter of 2011. Medical costs remained at moderate levels during the first quarter of 2011, consistent with the Company's recent experience, favorably impacting the health benefits ratio.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were 7.6% of total revenues for the first quarter of 2011 versus 8.6% in the first quarter of 2010, and compared to 8.0% for the fourth quarter of 2010. The selling, general and administrative ratio decreased sequentially due to increased membership and the Company's continued leveraging of administrative costs.

Premium Taxes

First quarter premium taxes were $40.4 million versus $31.5 million for the first quarter of 2010, and compared to $38.9 million in the fourth quarter of 2010.

Balance Sheet Highlights

Cash and investments at March 31, 2011 totaled $1.84 billion of which $269 million was unregulated compared to $249 million of unregulated cash and investments at December 31, 2010. During the quarter, the Company repurchased approximately 440,000 shares of its common stock for $24.8 million, pursuant to its ongoing share repurchase program.

The debt-to-total-capital ratio decreased to 16.8% as of March 31, 2011 from 17.4% as of December 31, 2010.

Medical claims payable as of March 31, 2011 totaled $540 million compared to $511 million as of December 31, 2010. Days in claims payable represented 39 days of health benefits expense which is consistent with the fourth quarter of 2010.

Included on page 10 is a table presenting the components of the change in medical claims payable for each of the three-month periods ended March 31, 2011 and 2010.

Cash Flow Highlights

Cash flow from operations totaled $83.5 million for the three months ended March 31, 2011, compared to cash used in operations of $6.8 million in the first quarter of 2010. Cash flow in the quarter was stronger than previously expected due to stronger earnings and earlier premium payments by certain states.

Outlook

While the Company does not provide earnings per diluted share guidance, updated parameters associated with the Company's full-year 2011 outlook can be found on page 10 of this release.

First Quarter Earnings Call

Amerigroup senior management will discuss the Company's first quarter results on a conference call Friday, April 29, 2011 at 8:00 a.m. Eastern Time (ET). The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and providing passcode 53948437. The replay will be available shortly after the conclusion of the call until Friday, May 6, at 11:59 p.m. ET. The conference call will also be available through the investors' page of the Company's web site, www.amerigroupcorp.com, or through www.earnings.com. A 30-day replay of this webcast will be available on these web sites beginning approximately two hours following the conclusion of the live broadcast earnings conference call.

About Amerigroup Corporation

Amerigroup, a Fortune 500 Company, coordinates services for individuals in publicly funded healthcare programs. Serving approximately 2.0 million members in 11 states nationwide, Amerigroup accepts all eligible people regardless of age, sex, race or disability. The Company's product offerings do not utilize any individual underwriting nor deny coverage due to pre-existing medical conditions. Amerigroup is dedicated to offering real solutions that improve health care access and quality for its members, while proactively working to reduce the overall cost of care to taxpayers. Click here for more information about Amerigroup Corporation.

Forward-Looking Statements

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements, including those with respect to our 2011 outlook, that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to: our inability to manage medical costs; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; local, state and national economic conditions, including their effect on the rate-setting process and timing of payments; the effect of government regulations and changes in regulations governing the healthcare industry, including the impact of recently enacted healthcare reform legislation; changes in Medicaid and Medicare payment levels and methodologies; increased use of services, increased cost of individual services, epidemics, pandemics, the introduction of new or costly treatments and technology, new mandated benefits, insured population characteristics and seasonal changes in the level of healthcare use; our ability to maintain and increase membership levels; our ability to enter into new markets or remain in existing markets; changes in market interest rates or any disruptions in the credit markets; our ability to maintain compliance with all minimum capital requirements; liabilities and other claims asserted against us; demographic changes; the competitive environment in which we operate; the availability and terms of capital to fund acquisitions, capital improvements and maintain capitalization levels required by state agencies; our ability to attract and retain qualified personnel; the unfavorable resolution of new or pending litigation; and catastrophes, including acts of terrorism or severe weather.

Investors should also refer to our annual report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission ("SEC") and subsequent current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2011	2010

Revenues:
Premium	$1,535,795	$1,366,767
Investment income and other	4,120	4,882
Total revenues	1,539,915	1,371,649
Expenses:
Health benefits	1,256,962	1,141,572
Selling, general and administrative	116,459	117,423
Premium taxes	40,448	31,472
Depreciation and amortization	9,090	8,710
Interest	4,179	3,990
Total expenses	1,427,138	1,303,167
Income before income taxes	112,777	68,482
Income tax expense	42,300	26,300
Net income	$70,477	$42,182

Diluted net income per share	$1.37	$0.82

Weighted average number of common
shares and dilutive potential common
shares outstanding	51,534,794	51,226,435

The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended
	March 31,
	2011	2010
Premium revenue	99.7%	99.6%
Investment income and other	0.3	0.4
Total revenues	100.0%	100.0%
Health benefits (1)	81.8%	83.5%
Selling, general and administrative expenses	7.6%	8.6%
Income before income taxes	7.3%	5.0%
Net income	4.6%	3.1%

(1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

The following table sets forth the approximate number of members the Company served in each state as of March 31, 2011 and 2010.  Because the Company receives two premiums for members that are both in the Medicare Advantage and Medicaid products, these members have been counted twice in the states where we offer both plans.

	March 31,
	2011	2010
Texas	582,000	510,000	(1)
Georgia	270,000	250,000
Florida	263,000	250,000
Maryland	207,000	197,000
Tennessee	205,000	202,000
New Jersey	133,000	158,000
New York	109,000	113,000
Nevada	82,000	69,000
Ohio	55,000	56,000
Virginia	39,000	37,000
New Mexico	22,000	21,000
Total	1,967,000	1,863,000

(1) Membership includes approximately 13,000 members under an ASO contract in 2010.

The following table sets forth the approximate number of members in each of the Company's products as of March 31, 2011 and 2010.  Because the Company receives two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted in each product.

	March 31,
Product	2011	2010
TANF (Medicaid)	1,394,000	1,309,000
CHIP	268,000	269,000
Aged, Blind and Disabled and Long-Term Care (Medicaid)	215,000	197,000	(1)
FamilyCare (Medicaid)	72,000	72,000
Medicare Advantage	18,000	16,000
Total	1,967,000	1,863,000

(1) Membership includes approximately 13,000 members under an ASO contract in 2010.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)
	March 31,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$601,950	$763,946
Short-term investments	307,072	230,007
Premium receivables	110,315	83,203
Deferred income taxes	27,952	28,063
Prepaid expenses, provider and other receivables and other	61,534	53,482
Total current assets	1,108,823	1,158,701

Long-term investments, including investments on deposit for licensure	926,418	754,004
Property, equipment and software, net	99,074	96,967
Goodwill	260,496	260,496
Other long-term assets	14,050	13,220
	$2,408,861	$2,283,388

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$539,767	$510,675
Unearned revenue	100,231	103,067
Contractual refunds payable	51,645	44,563
Accounts payable, accrued expenses and other	216,585	192,536
Total current liabilities	908,228	850,841

Long-term debt	248,591	245,750
Other long-term liabilities	19,442	21,160
Total liabilities	1,176,261	1,117,751

Stockholders’ equity:
Common stock, $.01 par value	560	554
Additional paid-in capital, net of treasury stock	297,533	300,453
Accumulated other comprehensive income	27	627
Retained earnings	934,480	864,003
Total stockholders’ equity	1,232,600	1,165,637
	$2,408,861	$2,283,388

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)
	Three months ended
	March 31,
	2011	2010

Cash flows from operating activities:
Net income	$70,477	$42,182
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation and amortization	9,090	8,710
Loss on disposal of property, equipment and software	159	8
Deferred tax expense (benefit)	227	(821)
Compensation expense related to share-based payments	4,856	4,427
Convertible debt non-cash interest expense	2,841	2,661
Other	3,451	1,903
Changes in assets and liabilities (decreasing) increasing cash flows from operations:
Premium receivables	(27,112)	(44,041)
Prepaid expenses, provider and other receivables and	(9,873)	(15,567)
other current assets
Other assets	(1,296)	(783)
Claims payable	29,092	20,184
Accounts payable, accrued expenses, contractual refund	5,917	28,949
payable and other current liabilities
Unearned revenue	(2,836)	(51,172)
Other long-term liabilities	(1,471)	(3,489)
Net cash provided by (used in) operating activities	83,522	(6,849)

Cash flows from investing activities:
Purchase of investments, net	(249,401)	(31,481)
Purchase of property, equipment and software	(10,890)	(6,435)
Purchase of investments on deposit for licensure, net	(4,492)	(3,166)
Purchase of contract rights and other related assets	-	(13,420)
Net cash used in investing activities	(264,783)	(54,502)

Cash flows from financing activities:
Change in bank overdrafts	23,514	-
Proceeds and tax benefits from exercise of stock options and other, net	20,543	3,602
Repurchase of common stock shares	(24,792)	(6,982)
Net cash provided by (used in) financing activities	19,265	(3,380)
Net decrease in cash and cash equivalents	(161,996)	(64,731)
Cash and cash equivalents at beginning of period	763,946	505,915
Cash and cash equivalents at end of period	$601,950	$441,184

AMERIGROUP CORPORATION AND SUBSIDIARIES

Components of the Change in Medical Claims Payable
(dollars in thousands)

	Three months ended	Three months ended
	March 31, 2011	March 31, 2010
Medical claims payable, beginning of period	$510,675	$529,036

Health benefits expenses incurred during period:
Related to current year	1,307,566	1,208,760
Related to prior years	(50,604)	(67,188)
Total incurred	1,256,962	1,141,572

Health benefits payments during period:
Related to current year	900,625	798,460
Related to prior years	327,245	322,929
Total payments	1,227,870	1,121,389

Medical claims payable, end of period	$539,767	$549,219

Health benefits expenses incurred during both periods were reduced for amounts related to prior years.  The amounts related to prior years include the impact of amounts previously included in the liability to establish it at a level sufficient under moderately adverse conditions that were not needed and the reduction in health benefits expenses due to revisions to prior estimates.

2011 Outlook

	Current Parameters	Previous Parameters
	As of April 29, 2011	As of February 18, 2011
Total revenues percentage growth	upper single digits	upper single digits
Health benefits ratio	82.8% - 83.8%	83.6% - 84.6%
Selling, general & administrative ratio	7.6% plus or minus 20 bps	7.6% plus or minus 20 bps
Net income margin	Upper-end to above the range of 2.5% – 3.5%	Mid to upper-end of the range of 2.5% – 3.5%
Diluted shares outstanding	53 – 54 million	51 – 52 million

CONTACTS:
Investors: Julie Loftus Trudell	News Media: Maureen C. McDonnell
Amerigroup Corporation	Amerigroup Corporation
Senior Vice President, Investor Relations	Vice President, External Communications
(757) 321-3597	(757) 473-2731
jtrudell@amerigroupcorp.com	mmcdonn@amerigroupcorp.com